Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Record Results for Fourth Quarter and Full Year 2011

LAKE MARY, FL, February 28, 2012 – FARO Technologies, Inc. (NASDAQ: FARO) today announced record results for the fourth quarter and full year ended December 31, 2011. Sales in the fourth quarter of 2011 increased 31.7% to $77.1 million, from $58.5 million in the fourth quarter of 2010. The Company reported net income increased by 95.8% to $9.5 million, or $0.56 per share, in the fourth quarter of 2011, from $4.8 million, or $0.29 per share, in the fourth quarter of 2010.

Fiscal 2011 sales were $254.2 million, an increase of 32.5% compared to fiscal 2010 sales of $191.8 million. Net income for fiscal 2011 was $23.4 million compared to $11.1 million in fiscal 2010.

New order bookings for fiscal 2011 were $255.7 million, an increase of 29.2% from $197.9 million in fiscal 2010. New order bookings for the fourth quarter of 2011 were $77.1 million, an increase of $9.7 million, or 14.4%, compared to $67.4 million in the fourth quarter of 2010. A sluggish European economy resulted in lower than expected orders in the fourth quarter. However, orders in the other two regions met the Company’s internal targets.

“We had another strong quarter, growing sales by almost 32% and EPS by 93%,” stated Jay Freeland, FARO’s President and CEO. “The Focus Laser Scanner continues to do well and the new FARO Edge Arm has been well-received by our customers. We also generated additional operating margin leverage through the combination of increased sales and tight cost controls.”

Gross margin for the fourth quarter of 2011 was 56.5%, compared to 59.0% in the fourth quarter of 2010 and in line with the 56.1% gross margins of Q2 and Q3 2011, resulting from proportionately higher laser scanner sales, which currently have a lower gross margin relative to the Company’s historical product mix.

The Company’s operating margin for the fourth quarter increased to 16.7%, compared with 10.6% in the fourth quarter of 2010. The increase was driven by a combination of continued cost containment and substantial operating leverage on the Company’s cost structure.

“The Company is performing extremely well. Our new products are creating strong demand, and we have more on the way in 2012. We’re entering an exciting new era for the Company. We plan to introduce even more disruptive products as we go forward, and we will spend aggressively on R&D to drive our technology lead. FARO’s market opportunity remains substantial and as a result, we believe that sales growth of 20 – 25% per year is an achievable target for the Company,” Freeland concluded.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s plans and strategies, product releases, demand for its products, spending on R&D, and its future operating results and financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	delays in the introduction of new products by the Company;

•	production delays caused by shortages of raw materials incorporated in the Company’s products;

•	the cyclical nature of the industries of the Company’s customers and material adverse changes in customers’ access to liquidity and capital;

•

declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With over 26,000 installations and 13,000 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement and imaging devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Focus 3D Laser Scanner; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

###

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
(in thousands, except share and per share data)	Dec 31, 2011	Dec 31, 2010	Dec 31, 2011	Dec 31, 2010

SALES
Product	$65,953	$49,456	$212,635	$157,331
Service	11,127	9,059	41,529	34,444

Total Sales	77,080	58,515	254,164	191,775

COST OF SALES
Product	25,881	17,775	82,408	54,571
Service	7,687	6,204	28,067	23,806

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	33,568	23,979	110,475	78,377

GROSS PROFIT	43,512	34,536	143,689	113,398

OPERATING EXPENSES:
Selling	17,960	15,710	62,117	50,679
General and administrative	6,875	7,300	26,806	26,776
Depreciation and amortization	1,665	1,492	6,712	6,326
Research and development	4,159	3,854	15,196	12,690

Total operating expenses	30,659	28,356	110,831	96,471

INCOME FROM OPERATIONS	12,853	6,180	32,858	16,927

OTHER (INCOME) EXPENSE
Interest income	(17)	(22)	(101)	(105)
Other expense (income), net	442	983	1,217	2,783
Interest expense	4	3	37	34

INCOME BEFORE INCOME TAX EXPENSE	12,424	5,216	31,705	14,215

INCOME TAX EXPENSE	2,952	377	8,328	3,147

NET INCOME	$9,472	$4,839	$23,377	$11,068

NET INCOME PER SHARE - BASIC	$0.57	$0.30	$1.42	$0.69

NET INCOME PER SHARE - DILUTED	$0.56	$0.29	$1.39	$0.68

Weighted average shares - Basic	16,668,567	16,179,531	16,503,773	16,153,831

Weighted average shares - Diluted	16,940,201	16,424,638	16,868,471	16,365,826

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash and cash equivalents	$64,540	$50,722
Short-term investments	64,997	64,986
Accounts receivable, net	57,512	51,862
Inventories, net	49,934	28,242
Deferred income taxes, net	5,297	4,455
Prepaid expenses and other current assets	9,207	8,045

Total current assets	251,487	208,312

Property and Equipment:
Machinery and equipment	29,171	24,840
Furniture and fixtures	5,963	5,700
Leasehold improvements	10,233	9,682

Property and equipment at cost	45,367	40,222
Less: accumulated depreciation and amortization	(29,134)	(24,982)

Property and equipment, net	16,233	15,240

Goodwill	18,610	19,015
Intangible assets, net	6,849	7,204
Service inventory	17,316	13,726
Deferred income taxes, net	2,296	2,522

Total Assets	$312,791	$266,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$13,396	$12,025
Accrued liabilities	18,076	15,208
Income taxes payable	2,682	1,138
Current portion of unearned service revenues	15,638	13,357
Customer deposits	4,072	3,679
Current portion of obligations under capital leases	84	91

Total current liabilities	53,948	45,498
Unearned service revenues - less current portion	9,540	6,758
Deferred tax liability, net	1,148	1,161
Obligations under capital leases - less current portion	257	125

Total Liabilities	64,893	53,542

Shareholders’ Equity:
Common stock - par value $.001, 50,000,000 shares authorized; 17,381,110 and 16,894,374 issued; 16,700,875 and 16,214,139 outstanding, respectively	17	17
Additional paid-in capital	169,780	156,310
Retained earnings	81,360	57,983
Accumulated other comprehensive income	5,816	7,242
Common stock in treasury, at cost - 680,235 shares	(9,075)	(9,075)

Total Shareholders’ Equity	247,898	212,477

Total Liabilities and Shareholders’ Equity	$312,791	$266,019

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2011	2010	2009
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net income (loss)	$23,377	$11,068	$(10,582)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,712	6,326	5,530
Compensation for stock options and restricted stock units	2,727	2,392	2,449
Provision for bad debts	2,169	2,408	1,852
Deferred income tax expense (benefit)	(672)	(693)	1,986
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	(8,979)	(13,018)	5,769
Inventories, net	(27,329)	(6,273)	8,301
Prepaid expenses and other current assets	(1,417)	(2,172)	1,964
Income tax benefit from exercise of stock options	(1,593)	(133)	(4)
Increase (decrease) in:
Accounts payable and accrued liabilities	4,644	10,435	(7,891)
Income taxes payable	2,998	829	(1,749)
Customer deposits	668	1,474	1,736
Unearned service revenues	5,384	2,338	(396)

Net cash provided by operating activities	8,689	14,981	8,965

INVESTING ACTIVITIES:
Purchases of property and equipment	(4,474)	(4,047)	(3,387)
Payments for intangible assets	(890)	(979)	(670)
Purchases of short-term investments	—	—	(64,986)
Proceeds from sales of short-term investments	—	—	81,965

Net cash (used in) provided by investing activities	(5,364)	(5,026)	12,922

FINANCING ACTIVITIES:
Proceeds from notes payable	—	2,490	—
Payments on notes payable	—	(2,490)	—
Payments on capital leases	(163)	(84)	(88)
Income tax benefit from exercise of stock options	1,593	133	4
Purchases of treasury stock	—	—	(8,829)
Proceeds from issuance of stock, net	9,150	1,405	83

Net cash provided by (used in) financing activities	10,580	1,454	(8,830)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(87)	4,235	(1,473)

INCREASE IN CASH AND CASH EQUIVALENTS	13,818	15,644	11,584

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	50,722	35,078	23,494

CASH AND CASH EQUIVALENTS, END OF PERIOD	$64,540	$50,722	$35,078